EXHIBIT 99.1

NB&T Financial Reports Earnings for Second Quarter 2012

July 17, 2012

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for the second quarter of 2012 of $1.2 million, or $.33 per share. Net income for the second quarter of 2011 was $1.0 million, or $.31 per share. Net income increased primarily due to recognition of $161,000 in securities sale gains, compared to $10,000 in securities sale losses in the second quarter of last year. Net income for the first six months of 2012 was $1.5 million, or $.44 per share, compared to $2.1 million, or $.60 per share, for the same period in 2011.

Comparing the first half of 2012 to 2011, President & CEO, John Limbert, commented, “Beside the increase in the loan loss provision, our net interest income declined $1.1 million the first six months of 2012, compared to the same period last year. The continued low interest rate environment and stagnant loan volume is impacting our margin. Fortunately, we have been able to reduce expenses approximately $900,000 over the comparable period of last year to partially offset the margin decrease.”

Net interest income was $5.4 million for the second quarter of 2012, compared to $6.1 million for the second quarter of 2011. Net interest margin decreased to 3.38% for the second quarter of 2012, compared to 3.95% for the same quarter last year. The net interest margin decreased primarily due to a change in asset mix from higher-yielding loans to lower-yielding securities. Average loans, which had an average rate of 5.47%, declined $14.7 million, while average overnight investments and securities, with an average rate of 1.50%, increased $38.3 million in the second quarter of 2012. Net interest income for the first half of 2012 was $10.9 million, compared to $12.0 million for the first half of 2011.

The provision for loan losses for the second quarter of 2012 was $332,000, compared to $385,000 in the same quarter last year. Net charge-offs were $397,000 in the second quarter of 2012, compared to $415,000 in the second quarter of 2011. Year to date net charge-offs for 2012 were $1.8 million, compared to $415,000 for the first six months of 2011. Charge-offs in 2012 increased primarily due to the write-off of one commercial loan for approximately $850,000, which was fully reserved for at the previous year end. The provision for loan losses for the six months ended June 30, 2012, was also increased to add specific loan reserves of approximately $622,000 for two commercial real estate loans and to add general reserves related to increased charge-off experience. Non-performing loans were $12.1 million at June 30, 2012, compared to $12.5 million at June 30, 2011. The June 30, 2012 non-performing loans include a $3.2 million loan relationship put on non-accrual status during the quarter. The borrower’s financial condition has weakened and its working capital line has matured. The borrower and NB&T are currently developing a workout plan. Approximately $727,000 of the non-performing loans outstanding at June 30, 2012 are covered under the Company’s FDIC loss share agreement, with the FDIC sharing in 80% of any future losses associated with those loans.

Total non-interest income was $2.3 million for the second quarter of 2012, compared to $1.9 million for the second quarter of 2011. Non-interest income for 2012 was higher due to recognition of $161,000 in securities sale gains, compared to $10,000 in securities sale losses in the second quarter of last year. In addition, overdraft fees have increased in 2012. Non-interest income for the first six months of 2012 was $4.4 million, compared to $4.5 million for the same period last year.

Total non-interest expense was $5.8 million for the second quarter of 2012, compared to $6.1 million for the second quarter of 2011. The decline in expense is to due to overall expense reduction primarily in the areas of personnel, benefit costs, branch hours, marketing and other processing costs. For the first six months of 2012, total non-interest expense was $11.8 million, compared to $12.7 million for the same period in 2011.

On May 15, 2012, the Board of Directors declared a dividend of $0.30 per share, payable July 23, 2012 to shareholders of record on June 29, 2012.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Six Months Ending
	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011	6/30/2012	6/30/2011
Statements of Income
Interest income	$6,278	$6,527	$6,685	$6,829	$7,348	$12,805	$14,658
Interest expense	896	964	999	1,079	1,270	1,860	2,656

Net interest income	5,382	5,563	5,686	5,750	6,078	10,945	12,002
Provision for loan losses	332	1,300	1,525	475	385	1,632	935
Other non-interest income	2,176	2,116	2,080	2,148	1,907	4,292	3,676
Other-than-temporary impairment charge	(35)	—	—	—	—	(35)	—
Net gains/(losses) on sales of securities	161	—	620	421	(10)	161	779

Total non-interest income	2,302	2,116	2,700	2,569	1,897	4,418	4,455
Total non-interest expenses	5,801	6,014	6,116	6,282	6,146	11,815	12,725

Income before income taxes	1,551	365	745	1,562	1,444	1,916	2,797
Income taxes	396	4	128	432	395	400	743

Net income	$1,155	$361	$617	$1,130	$1,049	$1,516	$2,054

Per Share Data
Basic earnings per share	$0.33	$0.11	$0.18	$0.33	$0.31	$0.44	$0.60
Diluted earnings per share	0.33	0.11	0.18	0.33	0.31	0.44	0.60
Dividends per share	0.30	0.30	0.30	0.30	0.30	0.60	0.60
Book value at quarter end	20.72	20.63	20.68	20.98	20.71	20.72	20.71
Average basic shares outstanding	3,425	3,424	3,423	3,424	3,424	3,424	3,424
Average diluted shares outstanding	3,431	3,434	3,431	3,430	3,436	3,433	3,443

Balance Sheet Items (Quarter End)
Total assets	$687,226	$697,620	$675,588	$674,030	$675,028	$687,226	$675,028
Securities	156,161	154,437	139,744	145,457	137,071	156,161	137,071
Loans, including loans held for sale	396,500	394,367	404,470	405,009	408,516	396,500	408,516
Allowance for loan losses	4,508	4,573	4,668	3,484	3,475	4,508	3,475
Deposits	592,979	602,963	581,383	576,391	580,730	592,979	580,730
Borrowings	15,310	15,310	15,310	16,485	16,347	15,310	16,347
Total shareholders' equity	70,955	70,663	70,790	71,845	70,903	70,955	70,903

Assets Under Management
Total assets	$687,226	$697,620	$675,588	$674,030	$675,028	$687,226	$675,028
Cash management sweep accounts	40,739	41,095	33,834	42,310	38,842	40,739	38,842
Market value of trust assets	193,906	205,219	197,274	190,957	200,337	193,906	200,337

Total assets under management	$921,871	$943,934	$906,696	$907,297	$914,207	$921,871	$914,207

Selected Financial Ratios
Return on average assets (annualized)	0.67%	0.21%	0.36%	0.66%	0.62%	0.44%	0.61%
Return on average equity (annualized)	6.30	2.04	3.39	6.39	5.97	4.30	5.84
Dividend payout ratio	90.91	272.73	166.67	90.91	96.77	136.36	100.00
Net interest margin	3.38	3.46	3.61	3.67	3.95	3.42	3.90
Non-interest expense to total revenue	75.49	78.32	72.93	75.51	77.07	76.91	77.32
Average loans to average total assets	56.87	56.54	58.55	59.64	60.51	56.57	60.20

Asset Quality
Nonaccrual loans	$11,962	$9,647	$12,007	$9,646	$11,452	$11,962	$11,452
Accruing and 90 or more days past due	165	327	133	3	1,049	165	1,049

Total nonperforming loans	$12,127	$9,974	$12,140	$9,649	$12,501	$12,127	$12,501

Other real estate owned	3,032	3,500	3,520	4,236	4,175	3,032	4,175
Net charge-offs	397	1,395	341	466	415	1,792	415

Non-performing loans to total loans	3.06%	2.53%	3.00%	2.38%	3.06%	3.06%	3.06%
Loan loss allowance to total loans	1.14	1.16	1.15	0.86	0.85	1.14	0.85
Loan loss allowance to non-performing loans	37.17	45.85	38.45	36.11	27.80	37.17	27.80
Accruing loans 30+ days past due to total loans	0.36	0.49	0.63	0.92	0.75	0.36	0.75
Net charge-offs to average loans	0.41	1.41	0.34	0.46	0.41	0.91	0.58

Capital
Average equity to average total assets	10.66%	10.13%	10.55%	10.33%	10.44%	10.66%	10.44%
Tier 1 leverage ratio**	10.75	10.66	11.03	11.09	11.17	10.75	11.17
Total risk-based capital ratio**	19.25	19.20	19.15	18.86	18.81	19.25	18.81

**	Estimated for current quarter end